Exhibit (E)(22)

RECORDING REQUESTED BY

Curci Investments, LLC
717 Lido Park Drive
Newport Beach, CA 92663

AND WHEN RECORDED MAIL TO

Curci Investments, LLC
717 Lido Park Drive
Newport Beach, CA 92663

[FOR RECORDER’S USE]

APN 362-170-005-6 and 362-180-006-8

DEED OF TRUST
AND
ASSIGNMENT OF RENTS

     THIS DEED OF TRUST is dated as of _________________________________ and made between Calprop Corporation, a California corporation, as TRUSTOR, whose address is 13160 Mindanao Way, #180, Marina Del Rey, CA 90292, North American Title Insurance Company, as TRUSTEE, whose address is 929 Broadway, Denver, CO 80203, and Curci Investments, LLC, a California limited liability company, as BENEFICIARY, whose address is 717 Lido Park Drive Newport Beach, CA 92663.

     WITNESSETH: That Trustor irrevocably GRANTS, TRANSFERS AND ASSIGNS TO TRUSTEE, IN TRUST, WITH POWER OF SALE, the property situated in the County of Riverside, State of California described on Exhibit “A” attached hereto and incorporated herein by this reference, together with all buildings, improvements, tenements and fixtures now or hereafter erected or placed on the property, all easements, rights, appurtenances, mineral, oil and gas rights and profits, water and water rights, all machinery, equipment, material, engines, boilers, incinerators, appliances and goods of every nature whatsoever now or hereafter located in, or on, or used or intended to be used in connection with the property, including, but not limited to those for the purposes of supplying, generating and/or distributing heating, cooling, ventilation, plumbing, electricity, gas, water, air and light, fuel, cabinets, paneling, carpeting and floor coverings, antennas, trees and plants, all of which, including replacements and additions thereto, shall be deemed to be a part of the real property covered by this Deed of Trust; AND ALSO the royalties, earnings, income, rents, issues and profits of any and all of the aforesaid property; ALSO all the estate, interest, or other claim or demand including all insurance policies and proceeds thereof (whether or not such insurance is required by Beneficiary), in law and in equity, which said Trustor now has or may hereafter acquire, in and to the aforesaid property (all the foregoing is herein called the “Property”),

FOR THE PURPOSE OF SECURING THE FOLLOWING (hereinafter referred to collectively as the “Secured Obligations”):

     FIRST. Performance of all obligations arising under that certain Promissory Note dated of even date herewith, including without limitation, payment of the sum of $1,469,917.17, and any and all extensions, modifications, renewals and replacements relating thereto.

     SECOND. Payment of such additional sums, with interest thereon, as may at the sole option of the Beneficiary be hereafter loaned to the Trustor or the then record owner of the Property, when evidenced by another note or notes reciting it is hereby secured, and any and all extensions, modifications, renewals and replacements relating thereto.

     THIRD. Payment and performance of every obligation, covenant, promise and/or agreement contained in this Deed of Trust.

     FOURTH. Performance of each and every obligation contained in any other agreement, whether now existing or hereafter arising, which the Trustor agrees shall be secured by this Deed of Trust.

TRUSTOR AND BENEFICIARY COVENANT AND AGREE AS FOLLOWS:

     1.        Payment of Charges and Liens, and Payment of Advances by Beneficiary.

     (a) Trustor shall pay at least 10 days before delinquency, all water and sewer charges, rents, taxes, assessments (including bonds), insurance premiums, and other impositions arising from or relating to the Property. Trustor shall furnish Beneficiary receipts evidencing such payments.

     (b) Trustor shall pay when due any lien which has, or may have, priority over or equality with, the lien of this Deed of Trust, and Trustor shall pay when due the claims of all persons supplying labor or materials to or in connection with the Property. Without Beneficiary’s written permission, Trustor shall not allow or suffer any lien inferior to this Deed of Trust to be created against the Property.

     (c) Without notice, Beneficiary may, in its sole discretion, make additional advances to pay all costs and expenses, including attorneys’ fees, incurred by Beneficiary to (i) protect its interest in the Property, (ii) exercise any of Beneficiary’s rights and remedies arising hereunder, by operation of law, or under any of the documents relating to the Secured Obligations, or (iii) perform any of the Secured Obligations which Trustor fails to perform. All such advances shall be part of the Secured Obligations, shall be due and payable immediately by Trustor without demand by Beneficiary, and shall bear interest at the highest rate applicable to any of the Secured Obligations or ten percent (10%) per annum, whichever is greater.

     2.        Insurance.

     (a) Trustor shall carry and maintain such liability and indemnity insurance (including, but without limitation, water damage insurance and the so-called assumed and contractual liability coverage) as may be required from time to time by the Beneficiary, in forms, amounts and with companies satisfactory to the Beneficiary. Certificates of such insurance premiums prepaid, shall be deposited with the Beneficiary and shall contain provision for ten (10) days’ notice to the Beneficiary prior to any cancellation thereof.

     (b) Trustor shall keep all present and future buildings, structures and improvements relating to the Property insured with loss payable to Beneficiary, against fire and other hazards, including but not limited to flood, earthquakes, and business interruption, with insurers, terms, and amounts for each type of coverage as Beneficiary or any governmental agency, from time to time may require and shall deliver all policies, renewals, and premium receipts thereof to Beneficiary at least thirty (30) days before the effective date thereof. Trustor hereby assigns to Beneficiary all present and future insurance policies and proceeds thereof which relate in any way to the Property, whether or not such insurance is required by Beneficiary.

     (c) In the event of loss, Trustor shall do all things necessary to obtain settlement for each loss or claim covered by any such policy. Trustor shall give immediate written notice to Beneficiary and to the insurance carrier. Trustor hereby authorizes and empowers Beneficiary as attorney-in-fact for Trustor to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Beneficiary’s expenses incurred in the collection of such proceeds, provided however, that nothing contained in this Paragraph shall require Beneficiary to incur any expense or take any action hereunder. It is agreed that the amount collected under any policy of insurance on said Property may, at the: option of the Beneficiary, be applied by Beneficiary to the Secured Obligations in such order as Beneficiary may determine, or said amount or any portion thereof may, at the option of the Beneficiary, either be used in replacing or restoring the improvements partially or totally destroyed, or be released to the Trustor in either of which events neither the Trustee nor the Beneficiary shall be obligated to see to the proper application thereof, nor shall the amount so released or used be deemed a payment on any indebtedness secured hereby. Unless Trustor and Beneficiary otherwise agree in writing, any application of proceeds to principal shall not extend or postpone the due date of any installments required by the terms of the Secured Obligations or change the amount of such installments.

     (d) If the insurance proceeds are held by Beneficiary to reimburse Trustor for the cost of restoration and repair of the Property, the Property shall be restored to the equivalent of its original condition or such other condition as Beneficiary may approve in writing. Beneficiary may, at Beneficiary’s option, condition disbursement of said proceeds on Beneficiary’s approval of such plans and specifications of an architect satisfactory to Beneficiary, contractor’s cost estimates, architect’s certificates, waivers of liens, sworn statements of mechanics and material-men and such other evidence of costs, percentage of completion of construction, application of payments, and satisfaction of liens as Beneficiary may reasonably require. Such application, use, and/or release shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice. Any unexpired insurance and all returnable insurance premiums shall inure to the benefit of, and pass to, the purchaser of the Property covered thereby at any trustee’s sale held hereunder.

     3.        Preservation and Maintenance of Property. Trustor (a) shall not commit waste or permit impairment or deterioration of the Property; (b) shall not abandon the Property; (c) shall restore or repair promptly and in a good and workmanlike manner all or any part of the Property to the equivalent of its original condition, or such other condition as Beneficiary may approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair; (d) shall keep the Property including improvements, fixtures, equipment, machinery and appliances thereon in good repair and shall replace fixtures, equipment, machinery and appliances on the Property when necessary to keep such items in good repair; (e) shall comply with all laws, ordinances, regulations and requirements of any governmental body applicable to the Property; (f) if requested by Beneficiary, shall provide for professional management of the Property by a property manager satisfactory to Beneficiary pursuant to a contract approved by Beneficiary in writing; (g) shall generally operate and maintain the Property (if it be income property) in a manner to ensure maximum rentals; and (h) shall give notice in writing to Beneficiary of and, unless otherwise directed in writing by Beneficiary, appear in and defend any action or proceeding purporting to affect the

Property, the security of this Deed of Trust or the rights or powers of Beneficiary. Neither Trustor nor any tenant or other person shall remove, demolish or alter any improvement now existing or hereafter erected on the Property or any fixture, equipment, machinery or appliance in or on the Property except when incident to the replacement of fixtures, equipment, machinery and appliances with items of like kind.

     4.        Use of Property. Unless required by applicable law or unless Beneficiary has otherwise agreed in writing, Trustor shall not allow changes in the use for which all or any part of the Property was intended at the time this Deed of Trust was executed. Trustor shall not initiate or acquiesce in a change in the zoning classification of the Property without Beneficiary’s prior written consent.

     5.        Protection of Beneficiary’s Security. If Trustor fails to make any payment or to perform the covenants and agreements contained in this Deed of Trust or if any action or proceeding is commenced which affects the Property or title thereto or the interest of Beneficiary therein, including, but not limited to, eminent domain, insolvency, code enforcement, or arrangement or proceeding involving a bankrupt or decedent, then Beneficiary at Beneficiary’s option, may make such appearances, disburse such sums, incur such costs, and take such action as Beneficiary deems necessary, in its sole discretion, to protect the Beneficiary’s interest, including but not limited to, (i) attorney’s fees; (ii) entry upon the Property to make repairs; (iii) procurement of satisfactory insurance as required herein, and (iv) if this Deed of Trust is on a leasehold, exercise of any option to renew or extend the ground lease on behalf of Trustor and the curing of any default of Trustor under the terms and conditions of the ground lease. Nothing contained in this Paragraph shall require Beneficiary to incur any expense or take any action hereunder.

     6.        Inspection. Beneficiary or its agent may make or cause to be made reasonable entries upon and inspections of the Property

     7.        Financial Statements. Upon Beneficiary’s request, Trustor shall furnish to Beneficiary, within one hundred and twenty (120) days after the end of each fiscal year of Trustor, a balance sheet, a statement of income and expenses of the Property and a statement of changes in financial position, each in reasonable detail and certified by Trustor. Trustor shall furnish, together with the foregoing financial statements and at any other time upon Beneficiary’s request, a rent schedule for the Property, if rental property, certified by Trustor, showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent payable and the rent paid.

     8.        Condemnation. Trustor shall promptly notify Beneficiary of any action or proceeding relating to any condemnation or other taking, whether direct or indirect, of the Property, or part thereof, and Trustor shall appear in and prosecute any such action or proceeding, unless otherwise directed by Beneficiary in writing. Trustor irrevocably authorizes and appoints Beneficiary, at Beneficiary’s option, as attorney-in-fact for Trustor, to commence, appear in and prosecute, in Beneficiary’s or Trustor’s name, any action or proceeding relating to any condemnation or other taking of the Property, whether direct or indirect, and to settle or compromise any claim in connection with such condemnation or other taking. The proceeds of any award, payment or claim for damages, direct or consequential, in connection with any condemnation or other taking, whether direct or indirect, of the Property, or part thereof, or for conveyances in lieu of condemnation, are hereby assigned to and shall be paid to Beneficiary. Trustor authorizes Beneficiary to apply such awards, payments, proceeds or damages, after the deduction of Beneficiary’s expenses incurred in the collection of such amounts, in the same manner as provided above, with respect to insurance proceeds. Trustor agrees to execute such further evidence of assignment of any awards, proceeds, damages or claims arising in connection with such condemnation or taking as Beneficiary may require. Nothing contained in this Paragraph shall require Beneficiary to incur any expense or take any action hereunder.

     9.        Waivers and Advance Consents by Trustor and Junior Lienholders.

     (a) Trustor and anyone who hereafter acquires an interest in the Property hereby agree that Beneficiary may, without notice, extend the time for payment of any indebtedness secured hereby, reduce or increase the payments or interest rate thereon, release anyone liable on any of the Secured Obligations, modify the terms of any of the Secured Obligations in any other material respect, release from the lien of this Deed of Trust any part of the Property, take or release other or additional security, consent to any map or plan of the Property, consent to the granting of any easement, or join in any extension or subordination agreement. Any actions taken by Beneficiary pursuant to the terms of this Paragraph shall not affect or impair any of Beneficiary’s rights and remedies hereunder. Trustor shall pay Beneficiary a reasonable service charge together with such title insurance premiums and attorney’s fees as may be incurred at Beneficiary’s option, for any such action if taken at Trustor’s request.

     (b) Trustor and anyone who hereafter acquires an interest in the Property waive notice of and waive any right to require Beneficiary to: (a) proceed against any other party liable on the Secured Obligations, or against any collateral before proceeding against Trustor or the Property; (b) disclose any information with respect to the financial or other condition of any party liable on the Secured Obligations, any collateral, other guaranties or action or nonaction by Beneficiary; (c) pursue any remedy or course of action in Beneficiary’s power whatsoever. Trustor waives any defense arising from any disability or other defense of any other party liable on the Secured Obligations or any guarantor or from the cessation of the liability of any other party liable on the Secured Obligations or any guarantor, whatever the cause, or by reason of any act or omission of Beneficiary or others which directly or indirectly results in or aids the discharge or release of any other party liable on the Secured Obligations or other guarantor or any collateral by operation of law or otherwise.. Until all of the Secured Obligations are satisfied in full, Trustor shall have no right of subrogation, and waives any right to enforce any remedy which Beneficiary now has or may have against any other party, and waives any benefit of any right to participate in any security now or hereafter held by Beneficiary. Failure by Beneficiary to file or enforce a claim against the estate (whether in administration, bankruptcy, probate or other proceedings) of any other party liable on the Secured Obligations shall not affect Beneficiary’s rights hereunder. Beneficiary’s rights and remedies shall not be impaired if recovery from any other party liable on the Secured Obligations becomes barred by any statute of limitations or is otherwise prevented. Trustor agrees that, without losing any rights hereunder, Beneficiary may foreclose on or abandon any other real or personal property collateral for the Secured Obligations, even through such action by Beneficiary may destroy or impair rights of Trustor against other parties or collateral, for example, rights of subrogation or rights to assert the benefit of any anti-deficiency or one-action rules. Trustor expressly waives any defense provided by any statute of limitations in any action under this Deed of Trust or for the enforcement of any of the Secured Obligations to the maximum extent permitted by law. Trustor waives any setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, and notices of dishonor, and of the existence, creation, modifications or incurring of new or additional Secured Obligations, including but not limited to, any additional indebtedness.

     10.        Forbearance by Beneficiary Not a Waiver. Any forbearance by Beneficiary in exercising any right or remedy hereunder, or otherwise afforded by applicable law shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by Beneficiary of payment of any sum secured by this Deed of Trust after the due date of such payment shall not be a waiver of Beneficiary’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Beneficiary shall not be a waiver of Beneficiary’s right to accelerate the maturity of the indebtedness secured by this Deed of Trust nor shall Beneficiary’s receipt of any awards, proceeds or damages operate to cure or waive Trustor’s default in payment of sums secured by this Deed of Trust.

     11.        Estoppel Certificate. Trustor shall within ten (10) days of a written request from Beneficiary furnish Beneficiary with a written statement duly acknowledged, setting forth the sums secured by this Deed of Trust and any right of setoff, counterclaim, or other defense which exists against such sums and the Secured Obligations.

     12.        Acceleration in Case of Borrower’s Insolvency. If Trustor shall voluntarily file a petition under the Federal Bankruptcy Act, as such Act may from time to time be amended, or under any similar or successor Federal statute relating to bankruptcy, insolvency, arrangements or reorganization, or under any state bankruptcy or insolvency act, or file an answer in an involuntary proceeding admitting insolvency or inability to pay debts, or if Trustor shall fail to obtain a vacation or stay of involuntary proceedings brought for the reorganization, dissolution or liquidation of Trustor, or if Trustor shall be adjudged a bankrupt, or if a Trustee or receiver shall be appointed for Trustor or Trustor’s property, or if the Property shall become subject to the jurisdiction of a Federal bankruptcy court or similar state court, or if Trustor shall make an assignment for the benefit of Trustor’s creditors, or if there is an attachment, execution or other judicial seizure of any portion of Trustor’s assets and such seizure is not discharged within ten (10) days, then Beneficiary may at Beneficiary’s option, declare all of the sums secured by this Deed of Trust to be immediately due and payable without prior notice to Trustor, and Beneficiary may invoke any remedies permitted by this Deed of Trust. Any attorney’s fees and other expenses incurred by Beneficiary in connection with Trustor’s bankruptcy or any of the other aforesaid events shall be additional indebtedness of Trustor secured by this Deed of Trust pursuant to Paragraph 8 hereof.

     13.        Acceleration Upon Sale or Encumbrance. If the Trustor shall sell, convey or alienate said property or any part thereof, or any interest therein, or shall be divested of title, or any interest therein, in any manner or way, whether voluntarily or involuntarily, any indebtedness or obligation secured hereby, at the option of the holder hereof, and without demand or notice, shall immediately become due and payable, to the extent not expressly prohibited by applicable law.

     14.        Notice. Except for any notice required under applicable law to be given in another manner, (a) any notice to Trustor provided for in this Deed of Trust or in the Note shall be given by mailing such notice by certified mail addressed to Trustor’s address stated above or at such other address as Trustor may designate by notice to Beneficiary as provided herein; and (b) any notice to Beneficiary shall be given by certified mail, return receipt requested to Beneficiary’s address stated above or to such other address as Beneficiary may designate by notice to Trustor as provided herein. Any notice provided for in this Deed of Trust or in the Note shall be deemed to have been given to Trustor or Beneficiary when given in the manner designated herein.

     15.        Actions by Beneficiary. In exercising any rights hereunder or taking any actions provided for herein, Beneficiary may act through its employees, agents or independent contractors as authorized by Beneficiary.

     16.        Captions and Gender. The captions and headings of the paragraphs of this Deed of Trust are for convenience only and are not to be used to interpret or define the provisions hereof. In this Deed of Trust, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

     17.        Governing Law; Usury. This Deed of Trust shall be governed by the laws of the State of California. In the event that any applicable law limiting the amount of interest or other charges permitted to be collected from Trustor is interpreted so that any charge provided for in this Deed of Trust or in the Secured Obligations, whether considered separately or together with other charges in connection with this Deed of Trust and the Secured Obligations, violates such law, and Trustor is entitled to the benefit of such law, such charge is hereby reduced to the extent necessary to eliminate such violation. The amounts, if any, previously paid to Beneficiary in excess of the amounts payable to Beneficiary pursuant to such charge as reduced shall be applied by Beneficiary to reduce the principal of the indebtedness evidenced by the Secured Obligations in the inverse order of its maturity.

     18.        Waiver of Statute of Limitation. Trustor and all junior lienholders hereby waive the right to assert any statute of limitations as a bar to the enforcement of the lien of this Deed of Trust or to any action brought to enforce any of the Secured Obligations.

     19.        Waiver of Marshalling. Notwithstanding the existence of any other collateral held by Beneficiary, Beneficiary shall have the right to determine the order in which any or all of the Property shall be subjected to the remedies provided herein. Beneficiary shall have the right to determine the order in which any of the Secured Obligations are satisfied from the proceeds realized upon the exercise of the remedies provided herein. Trustor, any party who consents to this Deed of Trust, and any party who now or hereafter acquires a security or other interest in the Property and who has actual or constructive notice hereof waive any and all rights to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

     20.        Assignment of Leases and Rents: Appointment of Receiver: Beneficiary in Possession.

     (a) As part of the consideration for the indebtedness evidenced by the Note, Trustor hereby absolutely and unconditionally assigns and transfers to Beneficiary all the present and future leases, subleases, rents and revenues of the Property, including those now due, past due, or to become due by virtue of any lease or other agreement for the occupancy or use of all or any part of the Property, regardless of to whom the rents and revenues of the Property are payable. Trustor hereby authorizes Beneficiary or Beneficiary’s agents to collect the aforesaid rents and revenues and hereby directs each tenant of the Property to pay such rents to Beneficiary or Beneficiary’s agents, provided, however, that prior to written notice given by Beneficiary to the tenants, Trustor shall collect and receive all rents and revenues of the Property as Trustee for the benefit of Beneficiary, it being intended by Trustor and Beneficiary that this assignment of rents constitutes an absolute assignment and not an assignment for additional security only. Upon the breach by Trustor of any covenant or agreement in this Deed of Trust and without the necessity of Beneficiary entering upon and taking and maintaining control of the Property in person, by agent or by a court-appointed receiver, Beneficiary shall immediately be entitled to possession of all rents and revenues of the Property as specified in this paragraph as the same becomes due and payable, including, but not limited to, rents then due and unpaid, and all security deposits. Trustor agrees that each tenant of the Property shall make such rents payable to and pay such rents to Beneficiary or Beneficiary’ s agents on Beneficiary’s written demand to each tenant therefor without any liability on the part of said tenant to inquire further as to the existence of a default by Trustor.

     (b) Trustor shall deliver to Beneficiary signed copies of all leases now existing or hereafter made affecting all or any part of the Property, and all leases now or hereafter entered into will be in form and substance subject to the approval of Beneficiary. Trustor shall not, without Beneficiary’s written consent, execute, modify, surrender or terminate, either orally or in writing, any lease now existing or hereafter made affecting all or any part of the Property, or permit an assignment or sublease of such lease without Beneficiary’s written consent, or request or consent to the subordination of any lease of all or any part of the Property to any lien subordinate to this Deed of Trust. If Trustor becomes aware that any tenant proposes to do, or is doing any act or thing which may give rise to any right of setoff against rent, Trustor shall (i) take such steps as shall be reasonably calculated to prevent the accrual of any right to a setoff against rent; and (ii) within ten (10) days after such accrual, reimburse the tenant who shall have acquired such right to setoff or take such other steps as shall effectively discharge such setoff and as shall assure that rents thereafter due shall continue to be payable without setoff or deduction.

     (c) The assignment of leases to Beneficiary and Beneficiary’s demand for or receipt of any rents shall not cause Beneficiary to be deemed a beneficiary/mortgagee-in-possession of the Property and shall not obligate Beneficiary to perform any of the obligations of Trustor as landlord or owner of the Property.

     (d) Trustor hereby covenants that Trustor has not executed any prior assignment of said rents, that Trustor has not performed, and will not perform, any acts or has not executed, and will not execute, any instrument which would prevent Beneficiary from exercising its rights under this paragraph, and that at the time of execution of this Deed of Trust, there has been no anticipation or prepayment of any of the rents of the Property for more than two months. Trustor further covenants that Trustor will execute and deliver to Beneficiary such further assignments of leases, subleases, rents and revenues of the Property as Beneficiary may from time to time request on a form satisfactory to Beneficiary.

     (e) Upon Trustor’s breach of any covenant or agreement of Trustor in this Deed of Trust, Beneficiary may in person, by agent or by a court-appointed receiver, regardless of the adequacy of Beneficiary’ security, enter upon and take and maintain full control of the Property in order to perform all acts necessary and appropriate for the operation and maintenance thereof including, but not limited to, the execution, cancellation or modification of leases, the collection of all rents and revenues of the Property, the making of repairs to the Property and the execution or termination of contracts providing for the management or maintenance of the Property, all on such terms as Beneficiary may determine to protect the security of this Deed of Trust. In the event Beneficiary elects to seek the appointment of a receiver for the Property upon Trustor’s breach of any covenant or agreement of Trustor in this Deed of Trust, Trustor hereby expressly consents to the appointment of such receiver. Beneficiary or the receiver shall be entitled to receive a reasonable fee for so managing the Property.

     (f) All rents and revenues collected by Beneficiary shall be applied first to the costs, if any, of taking control of and managing the Property and collecting the rents, including, but not limited to, attorney’s fees, receiver’s fees, premiums on receiver’s bonds, costs of repairs to the Property, premiums on insurance policies, taxes, assessments and other charges on the Property, and the costs of discharging any obligation or liability of Trustor as landlord of the Property, payment of the lien secured by the Deed of Trust, and then to the Secured Obligations. Beneficiary and the receiver shall have access to the books and records used in the operation and maintenance of the Property and shall be liable to account only for those rents actually received. Beneficiary shall not be liable to Trustor, or to anyone claiming under or through Trustor or to anyone having an interest in the Property, by reason of any act or omission by Beneficiary.

     (g) Any entering upon and taking and maintaining of control of the Property by Beneficiary or the receiver and any application or rents as provided herein shall not cure or waive any default hereunder or invalidate any other right or remedy of Beneficiary under applicable law or provided herein.

     21.        Remedies Cumulate. Each remedy provided in this Deed of Trust to Beneficiary is distinct and cumulative to all other rights or remedies under this Deed of Trust, any of the documents relating to the Secured Obligations, or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever, in the sole discretion of Beneficiary.

     22.        Acceleration in the Event of Default: Remedies: Foreclosure. Should breach or default be made by Trustor in payment of any indebtedness secured hereby or in performance of any other Secured Obligations, Beneficiary may declare all sums secured hereby immediately due and payable, and in such case, shall execute and deliver to Trustee a written declaration of default and demand for sale and written notice of default and election to cause the Property to be sold, and shall surrender to Trustee this Deed of Trust, any agreements or instruments secured hereby and all documents evidencing any expenditures hereunder. Thereafter, Trustee shall sell the Property at public auction to the highest bidder by non-judicial foreclosure proceedings in accordance with the laws of the State of California. Beneficiary may also foreclose this Deed of Trust by judicial foreclosure.

     23.        Application of Proceeds of Sale. Trustee shall apply the proceeds of any such sale to payment of (a) all costs, fees, charges and expenses of Trustee and of these trusts, fees of any attorney employed by Trustee and/or Beneficiary pursuant to the provisions hereof, Trustee’s fees in connection with sale, and all expenses of sale, including cost of procuring guarantee of title in connection with the sale proceedings and documentary stamps on Trustee’s Deed; (b) the lien secured by the Deed of Trust; (c) the Secured Obligations, including indebtedness described herein, all sums advanced or expended under the terms hereof and not then repaid, the amount unpaid on any additional sums borrowed, with interest on each of the foregoing items, in accordance with the provisions hereof, all in such manner and order of priority or preference as the Beneficiary may in its sole and absolute discretion determine; (d) the remainder, if any, to the person or persons legally entitled thereto, upon proof satisfactory to the Trustee of such right.

     24.        Full Reconveyance. Upon written request of Beneficiary stating that all sums secured hereby have been paid, and upon surrender to Trustee of this Deed of Trust and any agreement or instrument secured hereby, and upon payment of its fees, Trustee shall reconvey, without warranty, the Property then held hereunder. The recitals in such reconveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. The grantee in any reconveyance may be described as the person or persons legally entitled thereto.” Such person or persons shall pay Trustee a reasonable fee and Trustee’s costs incurred in so reconveying the Property.

     25.        Substitute Trustee. Beneficiary at any time and from time to time, by instrument in writing, may substitute and appoint a successor trustee (either corporate or individual) to any Trustee named herein or previously substituted hereunder, which instrument when executed, acknowledged and recorded in the office of the Recorder of the county or counties where said property is situated shall he conclusive proof of the proper substitution and appointment of each such successor trustee or trustees, who shall then have all the title, powers, and rights of the predecessor trustee, without the necessity of any conveyance from such predecessor. Trustee shall not be obligated to notify any party hereto of pending sale under any other deed of trust, or unless brought by Trustee, of any action or proceeding in which Trustor, Beneficiary or Trustee shall be a party. Trustee accepts this trust when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law.

     26.        Request for Notices. Trustor requests that copies of the notice of default and notice of sale be sent to Trustor at Trustor’s address stated above. In accordance with Section 2924b of the California Civil Code, request is hereby made by the Trustor that a copy of any Notice of Default be mailed to the Beneficiary at the address set forth above.

     27.        Statement of Obligation. Beneficiary may collect a fee, not to exceed the maximum allowed by applicable law, for furnishing a statement of obligation, payoff statement, or statement of account.

     28.        Severability. If any provision of this Deed of Trust, as applied to any party or to any circumstance, shall be found by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Deed of Trust, the application of any such provision in any other circumstance, or the validity or enforceability of this Deed of Trust.

     29.        Time. Time is of the essence of this Deed of Trust.

     30.        Attorneys’ Fees. If any party hereto takes any action concerning the validity, construction, administration, performance, or enforcement of this Deed of Trust, the prevailing party in such action shall be entitled to recover all of its costs and expenses, including actual attorneys’ fees, incurred in connection therewith. Any litigation or arbitration between the parties shall occur exclusively in the County of Los Angeles, California.

     31.        Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the successors, personal representatives, heirs, and assignees of the parties hereto.

     32.        Joint and Several Liability. If more than one person signs this Deed of Trust as Trustor, the obligations of each such person shall be joint and several hereunder.

TRUSTOR Calprop Corporation, a California corporation
By:	/s/ Mark F. Spiro, CFO
	Name:	Mark Spiro
Its: Chief Financial Officer

CALIFORNI ALL-PURPOSE ACKNOWLEDGMENT

State of	California

County of	Los Angeles

On	May 20, 2004	before me,	Jane Lowerree, Notary Public

Name and Title of Officer (e.g., “Jane Doe, Notary Public”)

personally appeared	Mark F. Spiro, CFO

Name(s) of Signer(s)

☒ personally known to me
☐ proved to me on the basis of satisfaction evidence

to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signatures(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNES my hand and official seal.

/s/ Jane Lowerree

OPTIONAL

Though the information below is not required by law, it may prove valuable to persons relaying on the document and could prevent fraudulent removal and reattachment of this form to another document.

Description of Attached Document

Title or Type of Document:	Deed of Trust and Assignment of Rents

Document Date :	Number of Pages:	17

Signer(s) Other Than Named Above:

Capacity(ies) Claimed by Signer(s)	APN 362-120-005-6
APN 362-180-006-8

Signer’s Name:

☐	Individual
☒	Corporate Officer
Title(s):

☐	Partner — ☐ Limited ☐ General
☐	Attorney-in-fact
☐	Trustee
☐	Guardian or Conservator
☐	Other:

Signer Is Representing

RIGHT THUMBPRINT
OF SIGNER

Top of thumb here

EXHIBIT “A”

PARCEL 1:

THE EAST HALF OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 32, TOWNSHIP 6 SOUTH, RANGE 3 WEST, SAN BERNARDINO BASE AND MERIDAN, AS SHOW BY UNITED STATES GOVERNMENT SURVEY.

DO NOT RECORD

The following is a copy of Subdivisions A and B of the fictitious Deed of Trust recorded in each County in California as stated in the foregoing Deed of Trust and incorporated by reference in said Deed of Trust as being a part thereof as if set forth at length therein.

A. To protect the security of this Deed of Trust, Trustor agrees:

(1) To keep said property in good condition and repair; not to remove or demolish any building thereon; to complete or restore promptly and in good and workmanlike manner any building which may be constructed, damaged or destroyed thereon and to pay when due all claims for labor performed and materials furnished therefor; to comply with all laws affecting said property or requiring any alterations or improvements to be made thereon; not to commit or permit waste thereof; not to commit, suffer, or permit any act upon said property in violation of law; to cultivate, irrigate, fertilize, fumigate, prune and do all other acts which from the character or use of said property may be reasonably necessary, the specific enumerations herein not excluding the general.

(2) To provide, maintain and deliver to Beneficiary fire insurance satisfactory to and with loss payable to Beneficiary. The amount collected under any fire or other insurance policy may be applied by Beneficiary upon any indebtedness secured hereby and in such order as Beneficiary may determine, or at option of Beneficiary the entire amount so collected or any part thereof may be released to Trustor. Such application or release shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice.

(3) To appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee; and to pay all costs and expenses, including cost of evidence of title and attorney’s fees in a reasonable sum, in any action or proceeding in which Beneficiary or Trustee may appear, and in any suit brought by Beneficiary to foreclose this Deed.

(4) To pay: at least ten days before delinquency all taxes and assessments affecting said property, including assessments on appurtenant water stock; when due, all encumbrances, charges and liens, with interest, on said property or any part thereof, which appear to be prior or superior hereto; all costs, fees and expenses of this Trust.

Should Trustor fail to make any payment or to do any act as herein provided, then Beneficiary or Trustee, but without obligation so to do and without notice to or demand upon Trustor and without releasing Trustor from any obligation hereof, may, make or do the same in such manner and to such extent as either may deem necessary to protect the security hereof, Beneficiary or Trustee being authorized to enter upon said property for such purposes; appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee; pay, purchase, contest or compromise any encumbrance, charge, or lien which in the judgment of either appears to be prior or superior hereto; and, in exercising any such powers, pay necessary expenses, employ counsel and pay his or her reasonable fees.

(5) To pay immediately and without demand all sums so expanded by Beneficiary or Trustee, with interest from date of expenditure at the amount allowed by law in effect at the date hereof, and to pay for any statement provided for by law in effect at the date hereof regarding the obligation secured hereby, any amount demanded by the Beneficiary not to exceed the maximum allowed by law at the time when said statement is demanded.

B. It is mutually agreed:

(1) That any award of damages in connection with any condemnation for public use of or injury to said property or any part thereof is hereby assigned and shall be paid to Beneficiary who may apply or release such moneys received by him or her in the same manner and with the same effect as above provided for regarding disposition of proceeds of fire or other insurance.

(2) That by accepting payment of any sum secured hereby after its due date, Beneficiary does not waive his or her right either to require prompt payment when due of all other sums so secured or to declare default for failure so to pay.

(3) That at any time or from time to time, without liability therefor and without notice, upon written request of Beneficiary and presentation of this Deed and said note for endorsement, and without affecting the personal liability of any person for payment of the indebtedness secured hereby, Trustee may: reconvey any part of said property; consent to the making of any map or plat thereof; join in granting any easement thereon; or join in any extension agreement or any agreement subordinating the lien or charge hereof.

(4) That upon written request of Beneficiary stating that all sums secured hereby have been paid, and upon surrender of this Deed and said note to Trustee for cancellation and retention or other disposition as Trustee in its sole discretion may choose and upon payment of its fees, Trustee shall reconvey, without warranty, the property then held hereunder. The recitals in such reconveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. The Grantee in such reconveyance may be described as “the person or persons legally entitled thereto.”

(5) That as additional security, Trustor hereby gives to and confers upon Beneficiary the right, power and authority, during the continuance of these Trusts, to collect the rents, issues and profits of said property, reserving unto Trustor the right, prior to any default by Trustor in payment of any indebtedness secured hereby or in performance of any agreement hereunder, to collect and retain such rents, issues and profits as they become due and payable. Upon any such default, Beneficiary may at any time without notice, either in person, by agent, or by a receiver to be appointed by a court, and without regard to the adequacy of any security for the indebtedness hereby secured, enter upon and take possession of said property or any part thereof, in his or her own name sue for or otherwise collect such rents, issues, and profits, including those past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorney’s fees, upon any indebtedness secured hereby, and in such order as Beneficiary may determine. The entering upon and taking possession of said property, the collection of such rents, issues and profits and the application thereof as aforesaid, shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice.

(6) That upon default by Trustor in payment of any indebtedness secured hereby or in performance of any agreement hereunder, Beneficiary may declare all sums secured hereby immediately due and payable by delivery to Trustee of written declaration of default and demand for sale and of written notice of default and of election to cause to be sold said property, which notice Trustee shall Cause to be filed for record. Beneficiary also shall deposit with Trustee this Deed, said note and all documents evidencing expenditures secured hereby.

After the lapse of such time as may then be required by law following the recordation of said notice of default, and notice of sale having been given as then required by law, Trustee, without demand on Trustor, shall sell said property at the time and place fixed by it in said notice of sale, either as a whole or in separate parcels, and in such order as it may determine, at public auction to the highest bidder for cash in lawful money of the United States, payable at time of sale. Trustee may postpone sale of all or any portion of said property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall deliver to such purchaser its deed conveying the property so sold, but without any covenant or warranty, express or implied. The recitals in such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Trustor, Trustee, or Beneficiary as hereinafter defined, may purchase at such sale.

After deducting all costs, fees and expenses of Trustee and of this Trust, including cost of evidence of title in connection with sale, Trustee shall apply the proceeds of sale to payment of: all sums expended under the terms hereof, not then repaid, with accrued interest at the amount allowed by law in effect at the date hereof; all other sums then secured hereby; and the remainder, if any, to the person or persons legally entitled thereto.

(7) Beneficiary, or any successor in ownership of any indebtedness secured hereby, may from time to time, by instrument in writing, substitute a successor or successors to any Trustee named herein or acting hereunder, which instrument, executed by the Beneficiary and duly acknowledged and recorded in the office of the recorder of the county or counties where said property is situated, shall be conclusive proof of proper substitution of such successor Trustee or Trustees, who shall, without conveyance from the Trustee predecessor, succeed to all its title, estate, rights, powers and duties. Said instrument must contain the name of the original Trustor, Trustee and Beneficiary hereunder, the book and page where this Deed is recorded and the name and address of the new Trustee.

(8) That this Deed applies to, inures to the benefit of, and binds all parties hereto, their heirs, legatees, devisees, administrators, executors, successors, and assigns. The term Beneficiary shall mean the owner and holder, including pledgees of the note secured hereby, whether or not named as Beneficiary herein. In this Deed, whenever the context so requires, the masculine gender includes the feminine and/or the neuter, and the singular number includes the plural.

(9) The Trustee accepts this Trust when this Deed, duly executed and acknowledged, is made a public record as provided by law. Trustee is not obligated to notify any party hereto of pending sale under any other Deed of Trust or of any action or proceeding in which Trustor, Beneficiary or Trustee shall be a party unless brought by Trustee.

DO NOT RECORD	REQUEST FOR FULL RECONVEYANCE

TO North American Title Insurance Company, TRUSTEE

The undersigned is the legal owner and holder of the note or notes and of all other indebtedness secured by the foregoing Deed of Trust. Said note or notes, together with all other indebtedness secured by said Deed of Trust, have been fully paid and satisfied; and you are hereby requested and directed, on payment to you of any sums owing to you under the terms of said Deed of Trust, to cancel said note or notes above mentioned, and all other evidence of indebtedness secured by said Deed of Trust delivered to you herewith, together with the said Deed of Trust, and to reconvey, without warranty, to the parties designated by the terms of said Deed of Trust, all the estate now held by you under the same.

Dated

Please mail Deed of Trust,
Note and Reconveyance to

Do not lose or destroy this Dead of Trust OR THE NOTE which it secures. Both must be delivered to the Trustee for cancellation before reconveyance will be made.